                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 10

             GENERAL FORM FOR REGISTRATION OF SECURITIES PURSUANT TO
           SECTION 12(b) OR (g) OF THE SECURITIES EXCHANGE ACT OF 1934



                             WALL STREET WEB, INC.
--------------------------------------------------------------------------------
                    (Exact name of registrant as speciried in its charter)


        New Jersey                                   23-3589086
--------------------------------------------------------------------------------
(State or other jurisdiction of                   (I.R.S. Employer
incorporation or organization)                    Identification No.)


71 Irvington                 Westwood, New Jersey                07675
--------------------------------------------------------------------------------
(Address of principal executive offices)                       (Zip Code)


Registrant's telephone number, including area code     (201) 594-0555
                                                   ---------------------


Securities to be registerred pursuant to Section 12(b) of the Act:

       Title of each class                 Name of each exchange on which
       to be so registered                 each class is to be registered
          Common Stock




Securities to be registered pursuant to Section 12(g) of the Act:


Ten million (10,000,000) shares of common stock
--------------------------------------------------------------------------------
                                (Title of class)


--------------------------------------------------------------------------------
                                (Title of class)

                              WALL STREET WEB, INC.

                                   FORM 10 SB

                                TABLE OF CONTENTS


PART I

Item 1.        Description of Business                                           1
Item 2.        Managements Discussion and Analysis or Plan of Operations         5
Item 3.        Description of Property                                           7
Item 4.        Security Ownership of Certain Beneficial Owners and Management    7
Item 5.        Directors, Executive Officers, Promoters, and Control Persons     7
Item 6.        Executive Compensation                                            9
Item 7.        Certain Relationships and Related Transactions                    9
Item 8.        Description of Securities

PARI II

Item 1.        Market Price for Common Equity and Related Stockholder Matters   12
Item 2.        Legal Proceedings                                                13
Item 3.        Changes In and Disagreements With Accountants                    13
Item 4         Recent Sales of Unregistered Securities                          13
Item 5.        Indemnification of Directors and Officers                        14

FINANCIAL STATEMENTS

PART III

Item 1.        Index to Exhibits                                                15
Item 2.        Description of Exhibits                                          15

                                     PART I

ITEM 1 -  DESCRIPTION OF BUSINESS

WALL STREET WEB, INC. ("Company"), was incorporated on April 20, 1998, under the laws of State of New Jersey to engage in any lawful corporate activity, including, but not limited to, the development of the infrastructure and expansion of Stockrumors.com Internet Financial Network ("Stockrumors").

Stockrumors is a financial services based web site which seeks to provide quality rumor information covering the day-to-day activities of Wall Street. Stockrumors serves a diverse group of financial and stock market professionals including: arbitrageurs, stockbrokers, day traders, hedge fund managers, pension fund managers, and banking and insurance professionals. The need for quality information represents an under-developed aspect of the financial information segment and thus represents the best opportunity for Stockrumors.

Stockrumors is the first web site to deliver a focused look at the "hot spots" in the stock market. Revenues are generated through the sales of memberships, advertising banners, and advertising sponsorships on the web site. Consumers visiting the site for financial stock market rumors and content are exposed to advertising all times during their stay. The content is organized in such a way to allow targeted ad placement to reach an intended demographic group.

The future course of the Company's business will be to rise to the largest, most heavily branded Internet stock market rumor and related information site on the web. The Company will continue to explore new revenue sources including syndicating their specialty content to other Internet portals and financial services - related web sites.

MISSION STATEMENT

To provide the financial communities with access to financial rumor information from the vast amount of sources. Allow investors of all ages and backgrounds to enhance their knowledge of what is being said on Wall Street via the Internet, 900 numbers, email, fax and PCS pager services. Stockrumors strives to become the information source for arbitrageurs, traders, stockbrokers, fund managers, institutional asset managers and curious stock market followers.

In order to achieve its mission Stockrumors commits to the following objectives:

1. Creating and maintaining the finest financial rumors and news network based upon credible sources that utilizes the emerging technologies of the Internet.

2. Providing attractive, interactive, and informative value-added content on Stockrumors and related online properties (brokercall.com and hotticker.com) to increase user retention.

3. Accumulating data and market research information to insure the accuracy of advertisements and the correct placement of advertising dollars on Stockrumors.

4. Establishing and developing strong business development partnerships with some of the top web portals to maximize the membership base and traffic volume.

INDUSTRY ANALYSIS

In 1994 only 3 million people were connected to the Internet and now the best estimates run as high as 200 million. By mid-1999 the number of online stock trading firms had risen to around 2,000 with over 7 million individual investors. Interestingly enough, individuals doubled their number of monthly trades once they began to perform online transactions (US States Bancorp Piper Jaffey).

Online financial transactions are estimated to grow at an average of 30% to 35% per year and online traders currently consist of 6% of the daily trading volume in U.S. stock market. The Company believes that this market is under explored and consists and comprises a inviting target market.

CUSTOMER PROFILE

Like any traditional media outlet, the Company serves two "customer types": its subscribers and its advertisers. Subscribers pay a recurring membership fee which provides the user with ever changing information and formats. The Company will continue to deliver new and unique products and services to retain and enhance the member base. Potential users will become familiar with Stockrumors through aggressive affiliate marketing and advertising.

The primary target advertisers are large national and international corporations which have a global reach -- as do the advertising agencies which represent them. These firms are seeking specific demographics, which Stockrumors can provide. These advertisers will become increasingly familiar with Stockrumors with the increase of the Company's market position.

COMPETITION

Current successful web sites include TheStreet.com, Jagnotes.com, and stockadvisor.com, which realized that their online membership community desired information on Wall Street's rumors. However, some of these competitors have discovered that creating a rumor segment takes significantly more time and effort and capital then they were willing to spend. Therefore, some competitors are now using Stockrumors as their source of information which validates the Company's quality information and high rate of information flow.

The Company's successful network relationships are the basis for this advantageous position. What differentiates one competitor from another is the ability to generate information, to be "the first with the story". At any one time, stock quotes, financial information, fundamental ratios and charts are readily available from many different sources. These web sites merely sell each other's content which necessarily limits the necessity for their existence. Unlike Stockrumors, those sites are nothing more than news resellers and marketing organizations.

------------------------------------------------------------------------------------------------------------------------------------
                                                                                               How are
                                                                 Services        Cost          Premium
  Company         Symbol       Competitive         Premium      Are Geared        Per          Services            Comments
                                Advantage          Services       Toward         Month         Accessed?
------------------------------------------------------------------------------------------------------------------------------------
The Street.com   TSCM-      Provider of financial    YES         Primarily       $9.95       On website via           Provides
                 Nasdaq      news, commentary                      non-                         password.             extensive
                             and information                   professional                                         information on
                                                                investors                                           the day-to-day
                                                                                                                     happenings of
                                                                                                                      Wall Street
                                                                                                                     but generally
                                                                                                                     finds info out
                                                                                                                     when the rest
                                                                                                                     of the world
                                                                                                                     hears it too.
------------------------------------------------------------------------------------------------------------------------------------
Jagnotes.com     JNOT-      Consolidated reports     YES        Service was      $9.95       Sent via fax or        Strong niche
                 OTCbb       of recent analyst                primarily for                 email to subscriber       has been
                              recommendations.                 professional                   prior to being        developed over
                                                                investors,                   posted on site or        many years
                                                                 but the                    purportedly before      but in general
                                                                 website                         news is              site lacks
                                                               shows their                    disseminated to         proprietary
                                                               appetite to                     general public.        information
                                                               attract the
                                                                masses of
                                                                 non-pro
                                                                investors.
------------------------------------------------------------------------------------------------------------------------------------
Stockrumors.com  Going       Provider of up-to-      YES      Modular set-      $19.00      Sent via email or      Appears to be
                 public at   date information of                 up to            to        fax to subscriber.        a small
                 present     Wall Street rumors                 provide         $99.00       Being that the       Street.com, but
                                    on                       flexibility to                  rumors commented     with the strong
                             Merger/Acquisition                   non-                      on are from sources     rumor segment
                             and corporate news               professional                  isolated, at least       makes them
                             that can impact the              and cutting-                  initially, from the      extremely
                                 investment                   edge content                       media,             attractive
                             community, general               for the Wall                  Stockrumors has an        takeover
                             financial information             Street pros.                 advantage over the         targets.
                                and analyst                                                     competition.         Money alone
                              upgrade/downgrades.                                                                   cannot create a
                                                                                                                    strong "rumor
                                                                                                                        mill."
------------------------------------------------------------------------------------------------------------------------------------

                                      -3-

RISK FACTORS

The Company's business is subject to numerous risk factors, including the following:

        Recent Operating Results. Although the Company generated profits in fiscal year 1999, there can be no assurance that the Company will generate future profits. Results of operations may fluctuate significantly from year to year. The Company's short term profitability could be adversely affected by decisions undertaken in response to long term market opportunities in the future. Various factors, including timing of new product introductions, changes in customers operations and changes in consumers taste may have an adverse affect on the Company's results of operations. There can be no assurance that the Company will continue to experience profitability in the future.

        Dependence on Key Personnel. The Company is dependent on its executive officers, the loss of any one of whom would have an adverse affect on the Company.

        Industry Trends. As described above, the number of on-line investors as well as on-line stock trading firms has risen dramatically during the last two years. However, there can be no assurance that the industry will continue to experience such growth rates in the future. (See "Industry Analysis" above.)

        Competition.  See Section entitled "COMPETITION" above.

        Absence of Public Market. Prior to the filing of this Registration Statement, there has been no public market for the Company's shares of Common Stock. There can be no assurance that a market will develop at the conclusion of the offering or that, if developed, it would be sustained. Purchasers of the Company's securities may, therefore, have difficulty in selling such securities should they desire to do so.

        Control By Existing Shareholders. Following the completion of this offering, said Common Stock currently owned beneficially by the President and Chief Executive Officer will represent approximately 94.21% of the outstanding Common Stock of the Company. Accordingly, such persons will be able to control the Board of Directors of the Company and to direct the Company's affairs. Existing Shareholders of the Company will continue to exercise control over the Company's business and affairs even following completion of this offering. See the Section entitled "SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT" below.

        Future Capital Requirements. In order to realize its objectives, the Company may have need for additional capital in the future. If so, the Company intends to seek such capital through public or private borrowing or equity financings. Any additional equity financings may be dilutive to Shareholders and debt financing, if available, may involved restrictions on Common Stock dividends. Adequate funds, whether through financial markets or other arrangements with corporate partners or from other sources, may not be available when needed, or on terms acceptable to the Company. Insufficient funds may require the Company to delay, scale back or eliminate some or all of its product development, market development and corporate development programs with an adverse affect on the Company's future performance.

        Dividend Policy. The Company has never paid dividends on its Common Stock. It is the present policy of the Company to retain earnings and capital for use in its business. Any payment of cash dividends in the future on the Common Stock will be dependent on the Company's financial condition, results of operations, current and anticipated cash requirements, plans for expansion, restrictions, if any, under debt obligations, as well as other factors that the Board of Directors deems relevant.

ITEM 2 - MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION

The Company has already made extensive use of pre-promotion mainly through its relationship with Datalink.net and word of mouth from other financial services and Wall Street professionals. Stockrumors is currently a leader of the rumor segment within the financial information business based upon the depth of content provided to its users. Each product offers the ability to access and navigate credible independent financial rumors and related information on demand. The Company's unique ability to provide such extensive information within a specific niche has been affirmed by the increasing member subscription rate and a survey of respondents from dozens of companies.

Stockrumors is a rapidly growing business that is prepared to take the next step in its development as a prominent web-based enterprise by building its user audience through an affiliate-brand program such as the Content-Link Affiliate Program. This will constitute the primary goal during the year 2000 and will enable Stockrumors to expand its niche as a provider of interactive content programming for the Internet.

Stockrumors has targeted individual investors/day traders as well as Wall Street professionals because of their tremendous number, superior demographics and access to the Internet. These characteristics coupled with the inconvenience and expense of traditional information sources make this audience segment one of the Company's prime targets for content programming.

Promoting the Content-Link Affiliate Program will provide an opportunity for the Company to create a much larger membership base; increase the number of advertising impressions; and reach industry professionals (including advertisers) and make them aware of Stockrumors.

The Content-Link Affiliate Program will also interest other financial related web sites to promote the Stockrumors brand and content. Stockrumors will pay for the delivery of each unique visitor who is transferred the Stockrumors web site. This payment will be in the form of revenues shared from the advertising generated from that unique visitor. The payments to the affiliate will be aggressively priced in order to accelerate the rapid adoption of the Stockrumors content across all financial or related web sites.

Stockrumors will also offer a Co-Branded Content Program under which an affiliate pays Stockrumors for a data feed of unique content. The affiliate can brand the Stockrumors content as if it was their own and does not require the affiliate to send the user's traffic to Stockrumors. As this is a premium service, it will be priced accordingly and an affiliate will pay a flat yearly fee plus a share of the revenue per page view.

The Company will acquire any Co-Branded partner to explicitly state that the content is "Powered By Stockrumors.com".

ADVERTISING

Stockrumor's short-term strategy is to work with advertisers and advertising agencies to move a portion of their existing investment to the Company. Long-term objectives including working with advertisers as they plan their annual budget to include full sponsorship of the Company's programs at higher spending levels.

Stockrumors will also utilize other advertising resources such as banners, press releases, and major financial outlets and news media and also expand Co-branded ventures with allied companies such as Datalink.com. Additional portions of the budget will be used to create awareness about the membership program and create brand name recognition of Stockrumors.

STRATEGIC ALLIANCES AND PARTNERS

Stockrumors has developed strategic alliances with Datalink.net, Companysleuth.com, Onlinetraders.com, Trendtrader.com and INF Corp.

The following major organizations will participate as partners:

AOL                        Market Mavens                 Astrologers Fund
Microsoft                  CBS Marketwatch               Day Traders
Yahoo                      CNNfn.com                     MR Stock
Lycos                      TheStreet.com                 DaytraderPro
Go Network                 WallStreet Strategies         Daily Trader
Looksmart                  Market News Online            Pristine Day Trader
Stock Online               Power Net                     Volume Reversal Survey
Market Line                Option Strategist             FXC Investors Corp
MicroBros.Software         Stockpickers.net              Tulips and Bears
Walt Raby Report           Seidner's                     Market Wisdom
Kelly Capital              CommandoTrader                Smartportfolio.com

OTHER INFORMATION

In the future, Stockrumors plans to introduce Brokercall.com. This new product consists of upgrades/downgrades and market comments from the major Wall Street brokerage houses.

Presently, no one customer provides more than 10% of the Company's revenues and foreign sales constitutes less than 1% of the Company's revenues. Stockrumors has no government contracts or sales from government contracts.

ITEM 3 - DESCRIPTION OF PROPERTY

The Company currently rents office space on a month-to-month basis which will be expanded as revenues increase. The Company owns no properties at present and has no intent or agreement to acquire any properties.

ITEM 4 - SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth each person known by the Company to be the beneficial owner of 5% or more of the Company's common stocks, all directors individually and all directors and officers of the Company as approved. Except as noted, each person has sole voting and investment power with respect to the shares shown

                                                                 Percentage of Class
Name and Address of Owner           Amount of Ownership          (Common Stock)
-------------------------           -------------------          --------------
John A. Ruela                       4,552,500 Shares             45.525%
70 Pasadena Avenue
Lodi, New Jersey  07644

Thomas Melillo                      4,868,500 Shares             48.685%
2 Johnsvale Road
Park Ridge, New Jersey 07656

All executive officers
  as a group                        9,421,000 Shares             94.210%

ITEM 5 - DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

The Company has the following Directors and Officers:

Name                            Age                 Positions and Offices Held
----                            ---                 --------------------------
John Ruela                      31                  Chief Executive Officer,
                                                    Chief Operating Officer,
                                                    Vice President and Chairman
                                                    of the Board of Directors

Thomas Melillo                  57                  President, Chief Financial Officer
                                                    and Director

JOAO (JOHN) A. RUELA Vice President, CEO and Founder of Stockrumors.com. His role consists of developing and maintaining the vision of the Company. Mr. Ruela's extensive background in the financial community makes him aware of the needs of both the day-trader and the Wall Street professional. Mr. Ruela's experience as an OTC-Trader and Registered Representative of a first tier Wall Street firm makes him uniquely qualified for his position. Mr. Ruela's clients spanned a broad cross section of the investment community including: hedge funds, retail daytraders and standard retail investors, all of which required Mr. Ruela to provide them with research and investment ideas. It was at this time Mr. Ruela realized that event driven trading was a highly profitable yet, without accurate information, extremely risky. Information on the rumors was typically inaccurate and untimely, but when it was fresh, the trades did prove to be highly profitable. More and more, Mr. Ruela chased leads on new stories and was quickly becoming a source of information to a growing number of clients wanting to access the latest rumors on the street. This is where Mr. Ruela identified the need for a quality information source on the rumors of Wall Street and found himself as being that source. So began Stockrumors. Upon leaving his position for the Wall Street firm, Mr. Ruela while developing the infrastructure for Stockrumors, concurrently was assisting in the startup and running of what is a competing enterprise, a successful website for an existing wall Street Fax Newsletter.

THOMAS MELILLO, President and CFO of Stockrumors.com. His role consists of developing and maintaining the vision of the Company. Mr. Melillo's extensive 25-year background in corporate management makes him aware of the needs of both the customer and the employee. Mr. Melillo also worked several years as an OTC-Trader, which lends further credibility and makes him uniquely qualified for his position. His contacts span a broad cross section of the investment community. These contacts include: brokers, day-traders and retail investors. At this time, Mr. Melillo was operating a stock market information service in which he had contact with such clients on a day-to-day basis. He also provided objective commentary through message boards and direct phone contact for investment ideas. It was at this time that Mr. Melillo realized that his event driven service was a very valuable tool, especially for trading, and was highly profitable. It was apparent that information was critical and he was the conduit for it. Information on rumors was typically inaccurate and untimely, but when it was fresh, the trades did prove to be highly profitable. More and more, Mr. Melillo realized both professional traders and retail investors did not have access to rumor or event information in a timely fashion. This created the opportunity for him to act as the finder and distributor of information that could be profitable for trading. Mr. Melillo has ten years experience in computer technical software and hardware setup, trouble shooting, and five years in HTML and Internet related equipment and applications. In addition, he has five years experience as a consultant, assisting small Internet startups with day-to-day operations and problem solving.

JOSE URQUIJO, Sales Manager, Customer Service and PC Troubleshooter, he is responsible for interaction with each advertisement representative firm as well as creating new business directly with agencies and advertisers. Mr. Urquijo also manages the sales staff, as well as the creation of and maintenance of current clients representing advertisers of the financial community, public corporations, ad agencies and subscribers. His customer service role shall be to create a rapid response to client inquiries and requests. His support duties include working with Jeff Shelly in the maintenance of Website, Internet/Intranet, PC troubleshooting and PC upgrades. Mr. Urquijo received his education and training at Bergen College, Paramus, New Jersey (Commercial Art and Business Administration) as well as the Plaza School of Technology in the same city. His work experience includes service with Price Waterhouse, Coopers Lybrand; Better Computer, the Watts Room and Source Consulting.

JEFF SHELLY, Web Content Designer/Developer, is responsible for managing the ever expanding web content, communicating with the major writers for proper delivery to electronic form. Mr. Shelly is responsible for the development, design, content and navigation for three corporate websites. He has also developed and maintained the e-commerce web application for on-line purchases of Company software. He has designed and developed the corporate Intranet project. Mr. Shelly received his BS in Business Administration from New York University and his work experience includes service at Metrocall, Incyte Media and Megasoft On-Linc, Inc. At the Spring Internet World Expo `97 held at the Los Angeles Convention Center, Mr. Shelly developed, designed and tracked on-line customer satisfaction surveys for two product lines.

ITEM 6 - EXECUTIVE COMPENSATION

During the fiscal year 1999, John Ruela received compensation in the amount of $39,000. During the previous fiscal year, 1998, Mr. Ruela received compensation of $27,000.

During the fiscal year 1999, Thomas Melillo received compensation in the amount of $5,500. Mr. Melillo received no compensation in 1998.

Both officers and directors of the Company anticipate receiving benefits as beneficial shareholders of the Company and, possibly, in other ways. See "Item 5
- DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS".

No retirement, pension, profit sharing or stock option programs have been adopted by the Company for the benefit of its employees.

ITEM 7 - CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

The Company has issued a total of 9,421,000 shares of common stock to the following persons:

               John Ruela                          4,552,500
               Thomas Melillo                      4,868,500

ITEM 8 - DESCRIPTION OF SECURITIES

The authorized capital stock of the Company consists of Ten million (10,000,000) shares of Common Stock, no par value. The following statements relating to the capital stock set forth in material terms of the Company's securities; however, reference is made to the more detailed provisions of, and such statements are qualified in their entirety by reference to, the Certificate of Incorporation, Certificate of Amendment to the Certificate of Incorporation, and the By-Laws, copies of which are filed as Exhibits to this Registration Statement.

COMMON STOCK

Holders of shares of Common Stock are entitled to one vote for each share in all matters to be voted upon by the Stockholders. Holders of Common Stock are entitled to share ratably in dividends, if any, as may be declared from time to time by the Board of Directors in its discretion from funds legally available therefor. In the event of a Liquidation, Dissolution or Winding Up of the Company, the holders of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. All of the outstanding shares of Common Stock are fully paid and non-assessable.

The holders of Common Stock have no preemptive rights to purchase the Company's Common Stock. There are no conversion or redemption rights or sinking fund provisions with respect to the Common Stock.

PREFERRED STOCK

The Board of Directors is authorized to provide for the issuance of shares of Preferred Stock in series and, by filing a certificate pursuant to the applicable law of New Jersey, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof without any further vote or action by the Shareholders. Any shares of Preferred Stock so issued would have priority over the Common Stock with respect to dividend or liquidation rights. Any future issuance of Preferred Stock may have the affect of delaying, deferring or preventing a change in control of the Company without further action by the Shareholders and may adversely affect the voting and other rights of the holders of Common Stock. At present, the Company has no plans to issue any Preferred Stock nor adopt any series, preferences or other classification of preferred stock.

The issuance of shares of Preferred Stock, or the issuance of rights to purchase such shares, could be used to discourage an unsolicited acquisition proposal. For instance, the issuance of a series of Preferred Stock might impede a business combination by including class voting rights that would enable the holder to block such a transaction, or facilitate a business combination by including voting rights that would provide a required percentage vote of the stockholders. In addition, under certain circumstances, the issuance of preferred stock could adversely affect the voting power of the holders of the common stock. Although the Board of Directors is required to make any determination to issue such stock based on its judgment as to the best interests of the Stockholders of the Company, the Board of Directors could act in a manner that would discourage an acquisition attempt or other transaction that some, or a majority, of the stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then market price of such stock. The Board of Directors does not at present intend to seek stockholder approval prior to any issuance of currently authorized stock, unless otherwise required by law or stock exchange rules. The Company has no present plans to issue any preferred stock.

DIVIDENDS

Dividends, if any, will be contingent upon the Company's revenues and earnings, if any, capital requirements and financial conditions. The payment of dividends, if any, will be within the discretion of the Company's Board of Directors. The Company presently intends to retain all earnings, if any, for use in its business operations and accordingly, the Board of Directors does not anticipate declaring any dividends prior to a business combination.

TRADING OF SECURITIES IN SECONDARY MARKET

The National Securities Market Improvement Act of 1996 limited the authority of states to impose restrictions upon sales of securities made pursuant to Sections 4(1) and 4(3) of the Securities Act of companies which file reports under Sections 13 or 15(d) of the Exchange Act. Upon effectiveness of this Registration Statement, the Company will be required to, and will, file reports under Section 13 of the Exchange Act. As a result, sales of the Company's Common Stock in the secondary market by the holders thereof may then be made pursuant to Section 4(1) of the Securities Act (sales other than by an issuer, underwriter or broker).

In order to qualify for listing on the Nasdaq SmallCap Market, a company must have at least (i) net tangible assets of $4,000,000 or market capitalization of $50,000,000 or net income for two of the last three years of $750,000; (ii) public float of 1,000,000 shares with a market value of $5,000,000; (iii) a bid price of $4.00; (iv) three market makers; (v) 300 shareholders and (vi) an operating history of one year or, if less than one year, $50,000,000 in market capitalization. For continued listing on the NASDAQ SmallCap Market, a company must have at least (i) net tangible assets of $2,000,000 or market capitalization of $35,000,000 or net income for two of the last three years of $500,000; (ii) a public float of 500,000 shares with a market value of $1,000,000; (iii) a bid price of $1.00; (iv) two market makers; and (v) 300 shareholders.

If the Company does not meet the qualifications for listing on the NASDAQ SmallCap Market, the Company may apply for quotation of its securities on the NASD OTC Bulletin Board. In certain cases, the Company may elect to have its securities initially quoted in the "pink sheets" published by the National Quotation Bureau, Inc.

POSSIBLE CLASSIFICATION OF REGISTRANT'S SECURITIES AS A "PENNY STOCK"

By virtue of Rule 3a51-1 of the Securities Act of 1934 (the "Act"), if the Registrant's common stock has a price of less than $5.00 per share, it will be considered a "penny stock". The prerequisites required of broker-dealers engaging in transactions involving "penny stocks" have discouraged, or even barred many brokerage firms from soliciting orders for certain low priced stocks.

Still further, with respect to the trading of penny stocks, broker-dealers have an obligation to satisfy certain special sales practice requirements pursuant to Rule 15g-9 of the Act, including a requirement that they make an individualized written suitability determination for the purchase and receive the purchaser's written consent prior to the transaction.

Still even further, such broker-dealers have additional disclosure requirements as set forth in the Securities Enforcement Act Remedies and Penny Stock Reform Act of 1990. These disclosure requirements include the requirement for a broker-dealer, prior to a transaction in a penny stock, to


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
deliver a standardized risk disclosure document that provides information about penny stocks and the risks of the penny stock market.

Still even further, a broker-dealer must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction, and monthly account statements showing the market value of each penny stock held in the customer's account.

Accordingly, the above penny stock regulations and the associated broker-dealer requirements will have an adverse effect on the market liquidity of the Registrant's common stock and the ability of any present and prospective shareholder investors to sell their securities in the secondary market.

However, regardless of the price of the Registrant's stock, in the event the Registrant has net tangible assets in excess of $2,000,000 and if the Registrant has been in continuous operation for less than three (3) years, Rule 3a51-1(g) of the Act will preclude the Registrant's common stock from being classified as a "penny stock".

TRANSFER AGENT

It is anticipated that Jersey Transfer of Verona, New Jersey will act as transfer agent for the Common Stock of the Company.

GLOSSARY

The Company. The corporation whose common stock is the subject of this Registration Statement.

Exchange Act.  The Securities Exchange Act of 1934, as amended.

Securities Act.  The Securities Act of 1933, as amended.

                                     PART II

ITEM 1 - MARKET PRICE FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

MARKET INFORMATION

There is no public trading market for the Registrant's common stock. As of January 31, 2000, there were 10,000,000 of shares of the Registrant's common stock issued and outstanding. As of the date of this filing, there were NO un-issued shares of Registrant's common stock available for sale pursuant to Rule 144 under The Securities Act.

HOLDERS

The Registrant has approximately 43 common stock shareholders.

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
ITEM 2 - LEGAL PROCEEDINGS

The Company's officers and directors are aware of no threatened or pending litigation which would have a material, adverse affect on the Company.

ITEM 3 - CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS

None.

ITEM 4 - RECENT SALES OF UNREGISTERED SECURITIES

        (a) RECENT SALES: The Registrant has the following stock issuances as described below. All such shares were sold by the officers and directors of the Registrant and no underwriters were utilized.

                1. On December 14, 1999, 5,000 shares of common stock were issued for a total offering of $5,000.00.

                2. On December 15, 1999, 5,000 shares of common stock were issued for a total offering of $5,000.00.

                3. On December 20, 1999, 10,000 shares of common stock were issued for a total offering of $10,000.00.

                4. On December 22, 1999, 10,000 shares of common stock were issued for a total offering of $10,000.00.

                5. On January 31, 2000, 5,000 shares of common stock were issued for a total offering of $5,000.00.

        (b) EXEMPTIONS FROM REGISTRATION: With respect to the issuance of the 35,000 shares listed in Item 4 (a) 1 thruough 5, such issuances were made in reliance on the private placement exemptions provided by Section 4 (2) of the Securities Act of 1933 as amended, (the "Act"), SEC Regulation D and Rule 504 of the Act.

In each instance, each of the share purchasers had access to sufficient information regarding the Registrant so as to make an informed investment decision. More specifically, each purchaser signed a written Subscription Agreement with respect to their financial status and investment sophistication wherein they warranted and represented, among other things, the following:

        (a) That they had the ability to bear the economic risks of investing in the shares of the Registrant.

        (b) That they had sufficient knowledge in financial, business or investment matters to evaluate the merits and risks of the investment.

        (c) That they had a certain net worth sufficient to meet the suitability standards of the Registrant.

        (d) That the Registrant has made available to them, his counsel and his advisors, the opportunity to ask questions and that they have been given access to any information, documents, financial statements, books and records relative to the Registrant and an investment in the shares of the Registrant.

ITEM 5 - INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's By-Laws limit the liability of its directors to the fullest extent permitted by New Jersey corporate securities law. Specifically, directors of the Company will not be personally liable for the monetary damages for breach of fiduciary duty as directors, except liability for (i) any breach of the duty of loyalty to the Company or its shareholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law,
(iii) dividends or other distributions of corporate assets that are in contravention of certain statutory or contractual restrictions, (iv) violations of certain securities laws, or (v) any transaction from which the director derives an improper personal benefit. Liability under federal securities law is not limited by the Articles.

                                    PART F/S

The following financial statements are submitted pursuant to the information required by Item 310 of Regulation S-B.

                              FINANCIAL STATEMENTS

                                    PART III

ITEM 1 - INDEX TO EXHIBITS

The exhibits listed and described below in Item 2 are filed herein as the part of this Registration Statement.

ITEM 2 - DESCRIPTION OF EXHIBITS

The following documents are filed herein as Exhibit Numbers 2, 3, 5, 6 and 7 as required by Part II of Form 1-A:

        EXHIBIT NO.                         DESCRIPTION
        -----------                         -----------
        3.                   Charter and By-Laws

               3.1.          Certification of Incorporation of Wall Street Web, Inc.

               3.2           Certificate of Amendment to the Certificate of Incorporation of Wall
                             Street Web, Inc.

               3.3           By-Laws of Wall Street Web, Inc.

        4.     None          Instruments Defining the Rights of Security Holders

        15.                  Letter Re: Unaudited Interim Financial Information

               15.1          Accountant's Compilation Report dated February 2, 2000, regarding Wall
                             Street Web, Inc.'s Balance Sheet, Statement of Income, Retained
                             Earnings and Cash Flows for the eight months ending
                             December 31, 1999.

                                   SIGNATURES

In accordance with Section 12 of the Securities and Exchange Act of 1934, the Registrant caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                       WALL STREET WEB, INC.


Dated:  February 25, 2000              By  /s/  JOHN RUELA
                                          --------------------------------------
                                              John Ruela, President